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                                                                    Exhibit 99.1
[rStar Corporation Logo]

                        R STAR NASDAQ HEARING HELD TODAY

     NASDAQ CONSIDERS SHAREHOLDER APPROVAL FOR SPACENET DEBT FOR EQUITY SWAP

SAN RAMON, CALIFORNIA, AUGUST 9, 2001 - rStar Corporation (Nasdaq: RSTR) announced today that, as it had previously been advised by the Nasdaq Stock Market, an additional issue was considered by the Nasdaq Hearing Panel at the company's Qualification Hearing held today. As required by Nasdaq Marketplace Rule 4815(b), the company is issuing this press release to announce that, at the hearing, the Hearing Panel considered the view of the Nasdaq staff that, under Nasdaq Rules 4350(i)(1)(C)(i) and 4350(i)(1)(C)(ii), a vote of the company's stockholders was necessary in connection with the company's previously announced debt for equity swap with Spacenet Inc. At the time of the consummation of that transaction, stockholders owning a majority of the company's common stock advised rStar that they were in favor of the transaction. However, no formal stockholder approval was sought.

        A qualification hearing regarding the company's continued listing on Nasdaq was held today to review the company's current failure to satisfy Nasdaq's requirement that listed companies maintain a minimum bid price of $1.00 per share, as well as other previously announced matters. The company expects to be advised of Nasdaq's determination regarding continued listing shortly. The Hearing Panel can determine that the company's common stock should be immediately delisted from the Nasdaq Stock Market. If delisted, the company expects to pursue other alternatives including seeking to have its shares quoted on the Over the Counter Bulletin Board.

ABOUT RSTAR CORPORATION

rStar (Nasdaq: RSTR) develops, provides and manages satellite-based networks for large-scale deployment across corporate enterprises and user communities of interest. rStar's core products include remote high-speed Internet access, data delivery, high-quality video and networking


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services distributed though its satellite broadband Internet gateway and bi-directional solutions. rStar's technology assures instantaneous, consistent, secure and reliable delivery of content within the rStar network. rStar is located in San Ramon, California, and can be reached at 925-543-0300 or at www.rstar.com on the Web.

IMPORTANT LEGAL INFORMATION

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The word "expects" and similar expressions are intended to identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of rStar to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the factors described in rStar's filings with the Securities and Exchange Commission, including the Risk Factors and other disclosure contained in its Annual Report on Form 10-K for the year ended December 31, 2000. The Company undertakes no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

RSTAR CORPORATION CONTACT:
Juleen Murray
925-543-9239

RSTAR INVESTOR RELATIONS CONTACT:
Julie MacMedan/ E. E. Wang
Pondel/Wilkinson Group
310-207-9300
investor@pondel.com


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